EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into by and between Joan M. Sweeney, (“you”) and Allied Capital Corporation, a Maryland corporation (the “Company”), on March 29, 2007. This Amendment shall be effective for all purposes as of March 29, 2007 (the “Effective Date”).

WHEREAS, you and the Company entered into an employment agreement effective as of January 1, 2004 (“Employment Agreement”);

WHEREAS, since the Employment Agreement was signed, the American Jobs Creation Act of 2004 was enacted, amending the Internal Revenue Code of 1986 to add Section 409A;

WHEREAS, the parties are amending the Employment Agreement for their mutual benefit to comply with Section 409A and address other related tax issues;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending legally and equitably to be bound, hereby amend the Employment Agreement as follows:

1.	You and the Company hereby delete in its entirety Section 3(c) of the Employment Agreement and substitute the following language in its place:

3. Compensation.

(c) The Company shall establish a grantor (or “rabbi”) trust for the benefit of you (the “Trust”) into which you may elect to have deposited all or a portion of any compensation paid to you under the terms of this Agreement or any other agreements between the Company and you that are referenced herein, including, without limitation, any Base Compensation or Bonus Compensation payable in cash; provided, however, that any election to defer compensation and to have such funds deposited in the Trust shall be made in accordance with applicable Federal tax deferral rules (including, without limitation, Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”). The Trust shall be established by the Company prior to the date of the execution of this Agreement and shall contain terms substantially similar to those set forth in Exhibit B attached hereto, except that the Company may make any changes to the terms of the Trust reasonably necessary for its proper administration, including, but not limited to, changes to assure the appropriate tax consequences to you and the Company, provided such changes do not affect your rights thereunder in any materially adverse manner.

2. You and the Company hereby delete in its entirety Section 7 of the Employment Agreement and substitute the following language in its place:

7. Severance Payments. If, during the Term, the Company terminates your employment for any reason other than Cause, or you terminate your employment for Good Reason, or your employment is terminated due to your death or Disability, or either party sends a Non-renewal Notice pursuant to Section 2 hereof, you shall be entitled to receive the applicable payments and benefit coverage described in this Section 7 (the “Severance Payments”); subject to your delivery of a release in the form attached hereto as Exhibit E (the “Release”) within forty-five (45) days after your Termination Date.

(a) If, during the Term, the Company terminates your employment for any reason (other than Cause or as a result of a Non-renewal Notice pursuant to Section 2 hereof) or you terminate your employment for Good Reason, you shall be entitled to receive the sum of:

(i) an amount (less deductions required by law) equal to three times (3x) the average of the sum of (A) your Base Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years), plus (B) your Bonus Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years); plus

(ii) an amount (less deductions required by law) equal to $2,831,000.

The Company shall pay the amounts set forth in this Section 7(a) in a lump sum on the later of (A) the first business day following the expiration of six months after your separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code (“Separation from Service”), or (B) ten (10) days after you deliver to the Company the Release, regardless of whether the Company has signed the Release.

(b) If your employment terminates as a result of your death or Disability or either party has sent a Non-renewal Notice pursuant to Section 2 hereof and this Agreement has not otherwise been terminated pursuant to any other provision hereof prior to the three (3)-year period after the date of any such Non-renewal Notice, you or your beneficiary, personal or legal representatives or estate, as the case may be, shall be entitled to receive the sum of:

(i) an amount (less deductions required by law) equal to one times (1x) the average of the sum of (A) your Base Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years,) plus (B) your Bonus Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years); plus

(ii) an amount (less deductions required by law) equal to $2,831.000.

Notwithstanding the foregoing, in the event that a Non-renewal Notice has been given by the Company prior to your death or Disability, in lieu of the one times (1x) multiple contained in Sections 7(b)(i) hereof, the multiple shall be the remaining number of years between the date of your death or Disability and the third anniversary of the date of the Non-renewal Notice, but in no event less than one (1) year.

In the event of termination due to your death, the Company shall pay the amounts set forth in this Section 7(b) as follows: (x) seventy-five percent (75%) of such amounts shall be paid in a lump sum no later than sixty (60) days following your death, and (y) the remaining twenty-five percent (25%) of such amounts shall be paid on the first (1st) anniversary of your death; provided, however, that one hundred percent (100%) of such amounts shall be paid to your personal or legal representatives or your estate in accordance with time periods set forth herein.

In the event of termination due to your Disability or a Non-renewal Notice pursuant to Section 2 hereof, the Company shall pay the amounts set forth in this Section 7(b) on the later of (A) the first business day following the expiration of six months after your Separation from Service, or (B) ten (10) days after you (or in the event of your death, your personal or legal representative) deliver to the Company the Release, regardless of whether the Company has signed the Release.

(c) Benefits. Provided that you and your eligible family members make a timely election to continue your health and dental insurance benefits under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder (“COBRA”), the Company will pay your COBRA premiums for the maximum period of continuation coverage provided under COBRA, and pay the full cost for substantially equivalent health and dental insurance benefits for six (6) months after such maximum continuation coverage period expires. These payments will be made directly to the insurance carrier beginning on the first pay period following your Termination Date. In addition, in the event that the Company terminates your employment without Cause, or you terminate your employment for Good Reason or your employment terminates due to your death or Disability, or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party, you (or your personal or legal representatives) shall receive the benefits (including, but not limited to, family health and dental insurance coverage at the sole expense of the Company, stock option plan, split dollar life insurance plan, executive long term disability plan, deferred compensation and 401(k) plans (including the Company’s agreement to (i) contribute the maximum permissible amount to your account under the Company’s 401(k) plan subject to the applicable Federal limitations and subject to the generally applicable terms and conditions of the Company’s 401(k) plan, which are subject to change at the Company’s discretion at any time, and (ii) allocate to you under the Company’s deferred compensation plan the amount necessary, if any, to provide that the sum of the amount contributed by the Company to your account under the Company’s 401(k) plan and the amount allocated to you by the Company under the Company’s deferred compensation plan shall equal five percent (5%) of the sum of your Base Compensation plus Bonus Compensation before taxes and other perquisites set forth in Section 4(a) hereof (except to the extent that any such benefits are duplicative of the health and dental insurance coverage set forth in the preceding sentence) for a period of one (1) year after the Termination Date.

(1)	To the extent that the Company determines, in good faith, that the provision of any benefit under 7(c) would trigger additional taxes under Section 409A of the Code, such benefit shall not be paid or provided, and in lieu thereof, you shall receive a fixed payment (determined as of the date of your Separation from Service) equal to the projected cost of such benefit during the Benefit Continuation Period (or portion thereof during which the benefit cannot be provided). The cost of such benefit shall be determined based on the scheduled cost of such benefit (or premium for an insured benefit) during the Continuation Period (or portion thereof during which the benefit cannot be provided), or if the cost is not known or cannot be determined with reasonable accuracy, based on the cost of such benefit (or premium for an insured benefit) during the most recent calendar year), increased by 10%.

(2)	Any payment required under Section 7(c)(1) above shall be paid to you in cash (less required withholding) at the same time that the underlying benefit would have been paid or provided, but in no event earlier than the later of (A) the first business day following the expiration of six months after your Separation from Service, or (B) ten (10) days after you (or in the event of your death, your personal or legal representative) deliver to the Company the Release, regardless of whether the Company has signed the Release.

(d) No Mitigation. You shall not be required to mitigate the amount of any payment or benefits contemplated by this Section 7, nor shall any such payment or benefits be reduced by any earnings that you may receive from any other source.

(e) If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

3. You and the Company hereby delete in its entirety Section 8 of the Employment Agreement and substitute the following language in its place:

8. Tax Equalization Payment.

In addition to the amounts payable under Section 7 hereof, if it shall be determined that any event or any payment, vesting, distribution, or transfer by the Company (or any successor, affiliate or by any other person) to you or for your benefit under the terms of this Agreement or otherwise (including, without limitation, the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s), the Split Dollar Life Insurance Agreement or any employee benefit plan) (collectively, a “Payment”) would be subject to or result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the Company shall pay to you a lump sum (“Tax Equalization Payment”) in an amount sufficient that, after payment of the federal, state or local income, employment or other required taxes (other than taxes that may be imposed by Section 409A of the Code) (“Regular Taxes”), you shall receive an amount equal to the Excise Tax. In determining the amount of any Regular Taxes, the maximum applicable marginal rate of tax for the year in which the Tax Equalization Payment is payable shall be used. The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants.

4. No Other Changes. With the exception of the above deletion and replacement of Sections 3(c), 7 and 8 of the Employment Agreement, all of the other provisions of the Employment Agreement shall remain in full force and effect, and the parties hereby acknowledge and confirm that the same are in full force and effect, except for your waivers of the CPI adjustment to your Base Compensation signed by you on January 31, 2005, February 6, 2006, and January 30, 2007.

5. Knowing and Voluntary. Each party has read and fully understands this Amendment and has consulted with counsel of its own choosing before entering into this Amendment. Each party has had a reasonable time to consider this Amendment and is entering into it knowingly and voluntarily without any duress or coercion.

6. Complete Agreement. This Amendment constitutes the entire agreement between you and the Company regarding the amendments of Sections 3(c), 7 and 8 of the Employment Agreement and supersedes all prior agreements and understandings between you and the Company regarding Sections 3(c), 7 and 8 of the Employment Agreement. In making this Amendment, the parties warrant that they did not rely on any representations or statements other than those contained in this Amendment. This Amendment may not be amended except by an instrument in writing signed by you and by the Chair of Company’s Compensation Committee on behalf of the Company.

7. Conflict of Terms. In the event of a conflict or inconsistency between the Employment Agreement and this Amendment, this Amendment shall control and govern the rights and obligations of the parties.

8. Construction. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Amendment.

9. Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

ALLIED CAPITAL CORPORATION

/s/ Joan M. Sweeney		By:	/s/ Anthony T. Garcia

Joan M. Sweeney		Anthony T. Garcia

Compensation Committee Chair

Date:	3/29/07	Date:	3/29/07